Exhibit 99.1

FOR IMMEDIATE RELEASE
Oct. 8, 2004

Novell Open Enterprise Server to Include the Latest Upgrade of SUSE LINUX

– OES will include the latest version of SUSE LINUX Enterprise Server, including service pack

WALTHAM, Mass. – Oct. 8, 2004 — Novell announced today that the Open Enterprise Server product, which incorporates the best technologies from Novell's leading open source and commercial networking platforms, is currently expected to ship in February 2005, ten months ahead of the original schedule. Open Enterprise Server (OES) includes Novell's SUSE® LINUX Enterprise Server 9 and NetWare® operating systems, along with a common management interface, allowing customers to choose how they want to deploy the proven networking, communication, collaboration and application services Novell offers. Novell plans to coordinate the release of OES with the early 2005 availability of the first service pack for SUSE LINUX Enterprise Server 9 (SLES9). This decision ensures that customers can deploy OES, and partners can certify their products to OES knowing they'll receive the latest Linux improvements already integrated into the product.

“OES represents the successful result of an ambitious effort to meld traditional commercial software with open source, and it will deliver the best of both worlds to customers,” said David Patrick, Novell's vice president and general manager of Linux, Open Source, and Platform Services. “SLES9 shipped in August 2004, and we're on track to deliver upgrades to SLES9 via a service pack early next year. To make planning for OES easier for both customers and partners, we decided to deliver OES with the most current release of SLES 9, meaning SLES 9 with the service pack. We'll do the integration so our customers and partners don't have to.” The current closed beta testing of OES extends through late November, at which time the product will be available for open beta.

For more information about Open Enterprise Server or to register to obtain the beta software, visit http://www.novell.com/oes. For more on the capabilities of the underlying operating systems, see http://www.novell.com/linux/sles and http://www.novell.com/netware.

About Novell

Novell, Inc. (Nasdaq: NOVL) is a leading provider of information solutions that deliver secure identity management (Novell® Nsure™), Web application development (Novell exteNd™) and cross-platform networking services (Novell Nterprise™), all supported by strategic consulting and professional services (Novell NgageSM). Active in the open source community with its Ximian® and SUSE LINUX brands, Novell provides a full range of Linux products and services for the enterprise, from the desktop to the server. Novell’s vision of one Net – a world without information boundaries – helps customers realize the value of their information securely and economically. For more information, call Novell’s Customer Response Center at (888) 321-4CRC (4272) or visit http://www.novell.com. Press should visit http://www.novell.com/pressroom.

Legal notice regarding forward-looking statements

This press release includes statements that are not historical in nature and that may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits and synergies of the company's brands and strategies, future opportunities and the growth of the market for open source solutions. You should be aware that Novell's actual results could differ materially from those contained in the forward-looking statements, which are based on current expectations of Novell management and are subject to a number of risks and uncertainties, including, but not limited to, Novell's ability to integrate acquired operations and employees, Novell's success in executing its Linux strategies, Novell's ability to deliver on its one Net vision of the Internet, Novell's ability to take a competitive position in the Linux industry, business conditions and the general economy, market opportunities, potential new business strategies, competitive factors, sales and marketing execution, shifts in technologies or market demand and the other factors described in Novell's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2004. Novell disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Novell, NetWare and Ximian are registered trademarks; exteNd, Nsure, and Nterprise are trademarks; and Ngage is a service mark of Novell, Inc. in the United States and other countries. SUSE is a registered trademark of SUSE LINUX AG. *All third-party trademarks are the property of their respective owners.

Press Contact:

Bruce Lowry
Novell, Inc.
Phone: (415) 383-8408
E-Mail: blowry@novell.com